Exhibit 3.1

BYLAWS OF WESBANCO, INC.

(As Amended and Restated, effective as of May 4, 2021)

BYLAWS

OF

WESBANCO, INC.

ARTICLE I

Offices

Section 1.  Offices.  The principal office of the Corporation shall be in the City of Wheeling, Ohio County, West Virginia, and other offices may be established by the Board of Directors at such place or places as the Board, from time to time, may deem proper.

ARTICLE II

Shareholders Meetings

Section 1.  Place of Meeting.  All meetings of the shareholders shall be held at the principal office of the Corporation, in the City of Wheeling, West Virginia, or at such other place or places, either within or without the State of West Virginia, as the shareholders or the Board of Directors, by resolution duly adopted, may designate.

Section 2.  Annual Meeting.  Regular meetings of the shareholders shall be held annually on such date as the Board of Directors may designate by resolution from time to time.

Section 3.  Special Meetings.  Special meetings of the shareholders may be called by the Board of Directors, the President, or any number of shareholders owning in the aggregate at least one-tenth of the number of shares outstanding.  Any shareholder entitled to request a special meeting and desiring to do so must deliver, either in person or by certified mail, a written request to the Secretary of the Corporation at the principal executive office of the Corporation, and any such request must contain the information set forth in items (a) through (f) of Section 6 of this Article II.  While any such request may specify that the proposed business to be conducted at the special meeting will be the election of one or more directors, any nomination by a shareholder of one or more candidates for such election must be proposed under, and meet all the requirements of Article III.  Within thirty (30) days after written request of any persons entitled to call a special meeting of shareholders is delivered to the Secretary of the Corporation in accordance with this Section, the Corporation will provide to each shareholder of record entitled to notice as provided by law, a notice setting forth the date, time and place and the purpose for the special meeting; the date of which will be determined by the Corporation and will not be earlier than ten (10) nor later than ninety (90) days after receipt of the meeting request in accordance with this Section.

Section 4.  Business to be Conducted at Annual Meeting.  At any meeting of shareholders, only such business (other than a nomination of a candidate for election as a director, which must be made in compliance with, and shall be exclusively governed by, Article III Sections 5 and 6 of these Bylaws) shall be conducted as shall have been properly brought before the meeting.  No business is properly brought before an annual meeting of shareholders unless such business is: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the

Board of Directors; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before the meeting by a shareholder who (i) is a shareholder of record both at the time of giving of notice provided for in these Bylaws and at the date of the meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Article II.  Clause (iii) in the immediately preceding sentence shall be the exclusive means for a stockholder to submit such business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.  No business is properly brought before a special meeting of the shareholders unless it is specified in the notice of meeting (or any supplement thereto) provided by the Corporation under this Article II.

Section 5.  Notice of Business.  For business to be properly brought before an annual or special meeting by a shareholder, in addition to any other applicable requirements: (a) the shareholder must have given notice thereof in writing, delivered to the Secretary of the Corporation, either in person or mailed by certified mail at the principal offices of the Corporation, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; (b) such notice must comply with the requirements of this Article II; and (c) such business must be a proper matter for shareholder action under the West Virginia Business Corporation Act.

Section 6.  Information Submitted for Proposed Business, Information on Proposing Shareholder.  A shareholder’s notice of business proposed to be conducted at an annual meeting of shareholders that is made under this Article II shall be signed by the shareholder of record who intends to make the proposal (or such shareholder’s duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment); (b) the name and address, as they appear on the Corporation’s books, of such shareholder proposing such business; (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder and any other ownership interest in the shares of the Corporation, whether economic or otherwise; (d) any material interest of the shareholder in such business; (e) a representation that the person sending the notice is a shareholder of record on the record date and shall remain such through the meeting date; and (f) a representation that such shareholder intends to appear in person or by proxy at such meeting to move the consideration of the business set forth in the notice.

Section 7.  Compliance with Notice Requirements and Procedures.  The Secretary of the Corporation shall determine whether a notice of business proposed to be conducted at a meeting of shareholders complies with the requirements of this Article II so as to be considered properly given to the Secretary.  If the Secretary determines that such notice has not been properly given, the Secretary shall inform the notifying shareholder of such determination in writing within five (5) days after the date such notice was received by the Corporation.  No business shall be conducted at an annual meeting or special meeting of shareholders except in accordance with the procedures set forth in this Article II (other than the nomination of election of directors, which shall only be conducted in accordance with the procedures set forth in Article III); provided, however, that nothing in this Article II shall be deemed to preclude discussion by any shareholder of any business properly brought before an annual or special meeting in accordance with said procedures.  The Chairman of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with provisions of this Article II, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be conducted or discussed.  Nothing in this Article II shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.  The provisions of this Article II shall also govern what constitutes timely notice for purposes of Rule 14a-4(c).

Section 8.  Notice.  Except as otherwise required by statute or the Articles of Incorporation, written notice of every meeting of the shareholders, whether annual or special, shall be served, either personally or by mail or by electronic transmission, upon each shareholder of record entitled to vote at such meeting, not less than ten (10) days nor more than sixty (60) days before such meeting.  If mailed, such notice shall be deemed to have been given to a shareholder when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the record of shareholders of the Corporation.  Notice given by electronic transmission shall be deemed given (i) if by facsimile, when directed to a number at which the shareholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) by any other form of electronic transmission, when directed to the shareholder.  Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called.  Notice of any meeting of shareholders shall not be required to be given to any shareholder who, in person or by his attorney thereunto authorized, either before or after such meeting, shall waive such notice.  Attendance of a shareholder at a meeting, either in person or by proxy, shall itself constitute waiver of notice and waiver of any and all objections to the place and time of the meeting and manner in which it has been called or convened, except when a shareholder attends a meeting solely for the purpose of stating, at the beginning of the meeting, any such objections to the transaction of business.  Notice of the time and place of any adjourned meeting need not be given otherwise than by the announcement at the meeting at which adjournment is taken.

Section 9.  Quorum.  The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy appointed in writing, shall be requisite and shall constitute a quorum at all meetings of the shareholders.  Any number less than a quorum present may adjourn any meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present.  At such adjourned meeting, at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.  The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 10.  Voting, Proxies.  At every meeting of the shareholders, any shareholder having the right to vote shall be entitled to vote in person or by proxy, but no proxy shall be voted after eleven months from its date, unless said proxy provides for a longer period.  A shareholder may vote by proxy by executing an appointment form and delivering or mailing it to the Corporation or by electronic transmission.  The appointment may be executed by the shareholder or by his duly authorized attorney in fact.

Section 11.  Inspectors of Election.  At each meeting of the shareholders, two Inspectors, to be appointed by the Board of Directors, or, in the absence of such appointment, by the Chairman of the meeting, shall receive and count all proxies and ballots, and shall determine, subject to the direction of the Chairman, all questions touching the qualification of voters, the validity of proxies or the acceptance of votes.

Section 12.  Conduct of the Meeting.  Any or all of the shareholders may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all shareholders may simultaneously hear each other during the meeting (including through the use of electronic communication) and which is authorized by the Board of Directors in its sole discretion, subject to such guidelines and procedures as the Board of Directors may adopt.

ARTICLE III

Directors

Section 1.  General Powers, Number.  The business and property of the Corporation shall be managed, and its corporate powers exercised, by its Board of Directors, which shall consist of not less than fifteen (15) nor more than thirty-five (35) members, as the Board, by resolution duly adopted, shall determine.  The Board of Directors shall fix the number of members to be elected at the annual meeting, and the Board shall have the power to vary the number so fixed, within the limits aforesaid at any meeting.  The Board of Directors also shall appoint a person, who shall be a shareholder of the Corporation, to preside as the Chairman at the next regular meeting of the shareholders.  In the event that the person appointed, for any reason, should not be able to preside at the shareholders meeting, the President of the Corporation shall appoint another shareholder to serve in the place and stead of the person so selected by the Board.  In addition to the powers these Bylaws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all lawful acts and things as are not by statute, or by the Articles of Incorporation or by these Bylaws, directed or required to be exercised or done by the shareholders.

Section 2.  Term of Office, Election.  The Board of Directors shall be divided into three classes, as nearly equal in number as the total number of Directors to be elected will permit.  The members of such classes shall serve staggered terms of three years each, and at each annual shareholders meeting the successors of the members of the class of Directors whose term expired at such meeting shall be elected to serve during the ensuing three years.  Directors shall be elected by ballot at the annual meeting of the shareholders, or a special meeting to be held as soon thereafter as practicable, and shall hold office until their successors are elected and qualified.

Section 3.  Vacancies, How Filled.  Notwithstanding the term for which any Director may have been elected, the shareholders, at any duly constituted meeting, may remove such Director, for cause, and fill the vacancy thus created.  Any vacancy not caused by such removal, whether resulting from an increase in the number of members of the Board or otherwise, may be filled by the remaining members of the Board.  Any Director so chosen by the Board shall hold office until the first meeting of the shareholders thereafter, or until his successor is elected and qualified.

Section 4.  Directors Eligible for Election.  Only persons nominated in accordance with the procedures in this Article III shall be eligible for election as directors.  Nominations of persons for election to the Board of Directors of the Corporation at any meeting of shareholders may be made only: (a) by or at the direction of the Board of Directors; or (b) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in this Article III.  Any candidate proposed by a shareholder not nominated in accordance with such procedures shall not be considered or acted upon for execution at such meeting of shareholders.

Section 5.  Nomination by Shareholders.  A nomination by a shareholder of a candidate for election by shareholders as a director at any meeting of shareholders at which directors are to be elected may be made only by timely written notice, delivered to the Secretary of the Corporation either in person or by certified mail, postage prepaid, that complies with the requirements set forth in this Article III.  Such notice must be received by the Secretary of the Corporation at the principal executive office of the Corporation no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual meeting of shareholders, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to the shareholders.  In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

Section 6.  Information Submitted for Proposed Nominee and Shareholder Submitting.  A shareholder’s notice of a proposed nomination for election as director shall set forth, as to each person proposed to be nominated: (i) the name, age, address (business and residence) and principal occupation or employment and any directorships (at the time of such notice and for the preceding five (5) years) of such person; (ii) a description of any involvement in legal proceedings, as defined in Item 401(f) of Regulation S-K, for the past ten (10) years; (iii) the number of shares of the Corporation such person beneficially owns (as such term is defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of the Corporation, whether economic or otherwise; and (iv) any other information relating to such person that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act.  Such notice shall also set forth, as to the shareholder giving the notice: (a) the name and address of the shareholder proposing such nomination; (b) the class and number of shares of the Corporation which are beneficially owned by the shareholder and any other ownership interest in the shares of the Corporation, whether economic or otherwise; (c) any relationship between the shareholder and the proposed nominee; (d) a representation that the person sending the notice is a shareholder of record on the record date and shall remain such through the meeting date; and (e) a representation that such shareholder intends to appear in person or by proxy at such meeting to move the nomination set forth in the notice.  In addition, the Corporation may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such person to serve as director of the Corporation.  The Secretary of the Corporation shall determine whether a shareholder’s notice of a proposed nomination for election as a director complies with the requirements of this Article III so as to be considered properly given to the Secretary.  If the Secretary determines that such notice has not been properly given, the Secretary shall inform the notifying shareholder of such determination in writing within five (5) days from the date such notice was received by the Corporation.

Section 7.  Place of Meeting, Regular and Special Meetings.  All meetings of the Board of Directors shall be held at the principal office of the Corporation, or at such other place as the Board, from time to time, by resolution, may designate.  Regular meetings may be held without notice, not less often than quarterly, at such time as, from time to time, shall be determined by the Board.  Special meetings may be called by the President, or in the event of the President’s absence or disability, by a majority of the Board of Directors, at such place, date and hour as may be specified in the respective notices or waivers of notice of such meeting.  Notice of any such special meeting may be given personally, by regular mail, electronic mail or other electronic transmission, telegram, telephone, or facsimile to each Director at his last known residence or place of business, in each case not less than twenty-four (24) hours before the time of such meeting.  Such service of notice may be entered on the Minutes, and such Minutes, upon being read and approved at a subsequent meeting of the Board, shall be conclusive upon the question of service.  Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 8. Quorum.  At all meetings of the Board, a majority of the Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting, at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise provided by law or by these Bylaws.

Section 9.  Compensation.  The amount and form, if any, which each Director shall be entitled to receive as compensation for his services as such shall be determined from time to time by resolution of the Board of Directors.  Directors also shall be reimbursed for their expenses of attending Board of Directors and committee meetings, if at all, as determined from time to time by resolution of the Board of Directors.

Section 10.  Action by Telephonic Communications.  Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 11.  Action Without a Meeting.  Any action required to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the Board of Directors consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

Section 12.  Qualification.  No person shall be eligible for election to the Board of Directors after such person has attained the age of 70.  Directors shall possess such other qualifications as may be prescribed by any law, or rule or regulation promulgated pursuant thereto, to which the Corporation is subject.

Section 13.  Emeritus Director.  A person who has served as a member of the Board of Directors, and whose membership on the Board has terminated for any reason other than removal by the shareholders, may be elected an honorary or Emeritus Director of the Corporation.  Honorary Directors shall be elected by the Board of Directors and shall serve until the first meeting of the Board following the next annual meeting of the shareholders.  Honorary Directors may not serve more than five one-year terms.  The privilege of serving as an Honorary Director may be terminated by the shareholders, or by the Board of Directors, at any time.  An Honorary Director shall have the right to attend meetings of the Board of Directors and shall receive such attendance fee as the Board of Directors, from time to time, may determine.  An Honorary Director shall not have any voice or vote in the deliberations or functions of the Board of Directors, however, and except as hereinbefore provided, shall not have or enjoy any of the rights, powers or privileges of the duly elected members of the Board.

Section 14.  Applicable Requirements of the Exchange Act.  Nothing in these Bylaws shall require the Corporation to include in any notice, proxy statement or other mailing to shareholders any information regarding nominees or proposals made by shareholders except as otherwise required by law.  In addition to Article II and this Article III, a shareholder shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article II and this Article III.  The procedures set forth in Article II and this Article III shall apply to all proposals of business to be considered by the shareholders at any annual meeting or special meeting and is not limited to proposals for business brought pursuant to Rule 14a-8 of the Exchange Act.  Nothing in Article II or this Article III shall be deemed to limit the Corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

ARTICLE IV

Committees of Directors

Section 1.  Executive Committee.  The Board of Directors shall elect an Executive Committee, which shall be comprised of such number of members of the Board as the Board, from time to time, may designate.  The Executive Committee shall possess and exercise all of the powers of the Board of Directors, except when the Board is in session.  All acts done and powers and authority conferred by the Executive Committee, within the scope of its authority, shall be the act and under the authority of the Board of Directors and may be certified as such.  The Committee shall have power to fill any vacancy in its membership.

Section 2.  Quorum.  The Chairman of the Board of the Corporation or such other officer or director of the Corporation as may be designated by such Chairman of the Board, shall preside at all meetings of the Executive Committee.  A majority of the members of the Executive Committee shall constitute a quorum at all meetings of the Committee; and where necessary in order to provide a quorum at any meeting of the Committee, the presiding officer shall have the authority to appoint other members of the Board of Directors to serve as members of the Executive Committee at such meetings.

Section 3.  Regular and Special Meetings.  Regular and special meetings of the Executive Committee shall be held at such times and places, and upon such notice, as the Committee, from time to time, may prescribe.

Section 4.  Other Committees.  The Board of Directors by resolution duly adopted, may designate and appoint such other committees, and prescribe the powers and duties thereof, as the Board may deem advisable.  By like resolution, the Board may abolish any such committee, or make such changes in its membership, powers or duties, as the Board may consider proper.

Section 5.  Minutes.  All committees shall keep minutes of their proceedings, and report the same to the Board of Directors at the next regular meeting of the Board.

Section 6.  Compensation.  Members of committees shall receive such compensation as the Board of Directors, from time to time, may determine.

Section 7.  Action by Telephonic Communication.  Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 8.  Action Without a Meeting.  Any action required to be taken at any meeting of any Committee may be taken without a meeting if all of the Members consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings.

ARTICLE V

Officers

Section 1. Number.  The officers of the Corporation shall include a Chairman of the Board and such Vice Chairmen of the Board as the Board, from time to time, may determine, all of whom shall be chosen from among the members of the Board, and the executive officers of the Bank shall include a President, Executive Vice Presidents and Vice Presidents in number as the Board, from time to time, may determine, a Secretary, and such other officers as, from time to time, may be designated and selected by the Board.  Any two of the above-named offices, except those of President and Secretary, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law or by these Bylaws to be executed, acknowledged or verified by two or more officers.

Section 2. Compensation.  The executive officers shall serve at the pleasure of the Board of Directors and their compensation shall be determined by the Compensation Committee.

Section 3.  Tenure.  Each executive officer of the Corporation shall hold office for the term for which he is elected or appointed, and until his successor has been duly elected or appointed and has qualified, or until his earlier resignation, removal from office or death.  Any executive officer may be removed by the Board of Directors whenever in its judgment the best interest of the Corporation will be served thereby.

Section 4.  Vacancies.  A vacancy in any executive office, because of resignation, removal or death may be filled by the Board of Directors for the unexpired portion of the term.

Section 5.  Authority and Duties.  The authority of the executive officers shall be that usually enjoyed, and their duties shall be those usually performed, by their respective offices, subject to the supervision and direction of the Board of Directors and the Executive Committee.

Section 6.  Officers and Employees to be Bonded.  The Board of Directors shall require all officers and employees of the Corporation to be bonded, in such amount, and with such surety or sureties, as the Board may deem proper.

ARTICLE VI

Indemnification of Directors and Officers

Section 1.  Indemnification.  Each Director and officer, whether or not then in office, shall be indemnified by the Corporation against liability incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a Director or officer of the Corporation, or of any other company which he served at the request of the Corporation, to the maximum extent permitted under the West Virginia Business Corporation Act, except as prohibited by Section 2 and Section 4 of this Article VI.  The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in accordance with the provisions of the West Virginia Business Corporation Act.

Section 2.  Prohibited Indemnification Payment.  Notwithstanding the provisions of Section 1 of this Article VI, no Director or officer shall receive a “prohibited indemnification payment,” which is any payment or agreement to make a payment to pay or reimburse such Director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the Director or officer is assessed a civil money penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to WesBanco Bank, Inc. or the Corporation.

Section 3.  Insurance.  The Corporation may purchase commercial insurance to cover certain costs that the Corporation incurs under the indemnification provisions of Section 1 of this Article VI.  Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the Corporation.  Such insurance may not, however, pay or reimburse a Director or officer for any final judgment or civil money penalty assessed against such individual.  Furthermore, partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the Director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

Section 4.  Determination that Indemnification is Proper.  The Corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the Board of Directors investigates and determines in writing that the Director or officer acted in good faith and in the best interests of WesBanco Bank, Inc.; (ii) the Board of Directors investigates and determines that the payment will not materially adversely affect the safety and soundness of WesBanco Bank, Inc. or the Corporation; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the Director or officer agrees in writing to reimburse the Corporation, to the extent not covered by permissible insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

ARTICLE VII

Seal

Section 1.  Seal.  The corporate seal of the Corporation shall consist of a circle having around the inside of its circumference the words “Wesbanco, Inc.,” and in the center the words and figures “Incorporated 1968 W.Va.”.

ARTICLE VIII

Fiscal Year

Section 1.  Fiscal Year.  The fiscal year of the Corporation shall be the calendar year.

ARTICLE IX

Shares and Their Transfer

Section 1.  Form.  The shares of stock of the Corporation may be issued in book-entry form or evidenced by certificates.  However, every owner of stock of the Corporation shall be entitled upon request to have a certificate or certificates, to be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by him or her.  To the extent that shares of stock are represented by certificates, the certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation in such manner as directed, from time to time, by the Board of Directors.  Any or all of the signatures on the certificates may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall thereafter have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue.  A record shall be kept of the respective names of the persons, firms or corporation owning the stock represented by such certificates or held in book-entry form, the number and class of shares represented by such certificates or held in book-entry form, respectively, and the respective dates thereof, and in case of cancellation the respective dates of cancellation.  Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued (or book entry made) in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 4 of this Article IX.

Section 2.  Transfer.  Transfer of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 3 of this Article IX, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 3. Transfer Rules and Regulations, Transfer Agent and Registrar.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Bylaws, concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation.  It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

Section 4.  Lost or Destroyed Certificates.  In any case of loss, theft, destruction, or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity in such form and in such sum as the Board of Directors may direct; provided, however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do.

Section 5.  Record Date.  In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 70 nor less than 10 days before the date of such meeting, nor more than 70 days prior to any other action.  If, in any case involving the determination of shareholders for any purpose other than notice of or voting at a meeting of shareholders, the Board of Directors shall not fix such a record date, the record date for determining shareholders for such purpose shall be the close of business on the day on which the Board of Directors shall adopt the resolution relating thereto.  A determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE X

Dividends

Section 1.  Dividends.  Subject to any applicable provisions of law and the Articles of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock.  A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

ARTICLE XI

Amendments

Section 1.  Amendments.  With the exception of the first three sentences of Section 2 of Article III and this Article XI, these Bylaws may be amended, altered, or repealed at any duly called and constituted stockholders’ meeting on the affirmative vote of the majority of the stock represented at such meeting. The said first three sentences of Section 2 of Article III and this Article XI may be amended, altered, or repealed only by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the capital stock of the Corporation. With the exception of the said first three sentences of Section 2 of Article III and this Article XI, these Bylaws also may be amended, altered or supplemented at any meeting of the Board of Directors upon the affirmative vote of the majority of the whole Board; provided, however, that each member of the Board shall have been served with a written notice of the proposal to make such amendment, alteration or supplemental provision at least two (2) days before such meeting.

ARTICLE XII

Construction

Section 1.  Construction.  In the event of any conflict between the provisions of the Bylaws as in effect from time to time and the provisions of the Articles of Incorporation of the Corporation as in effect from time to time, the provisions of such Articles of Incorporation shall be controlling.  Unless the context requires, the general provisions, rules of construction, and definitions in the West Virginia Business Corporation Act shall govern the construction of these Bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes a natural person, a corporation or any other entity of any type, and the masculine gender includes the feminine gender and vice versa.  All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.  Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in this Article XII shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.  All references in these Bylaws to any statute, law, regulations or rule also shall include any successor statute, law, regulation or rule, as the case may be.

CERTIFICATE OF SECRETARY

I, LINDA M. WOODFIN, Secretary of Wesbanco, Inc., hereby certify that the foregoing Amended and Restated Bylaws were adopted by the Board of Directors of the corporation at a meeting duly called and held on the 22nd day of April, 2021, to be effective as of May 4, 2021.

Executed this 4th day of May, 2021.

/s/ Linda M. Woodfin
Linda M. Woodfin, Secretary